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[Penn Mutual Letterhead]


April 16, 2001


Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA  19172

Re:      Flexible Premium Adjustable Variable Life Insurance Policy
         ----------------------------------------------------------

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 14 (File No. 33-54662) to the Penn Mutual Variable Life Account I Registration Statement on Form S-6 (the "Registration Statement"), covering the four flexible premium adjustable variable life insurance policies ("Cornerstone VUL I, II, III and IV") to be issued by The Penn Mutual Life Insurance Company (the "Company").

The Prospectuses included in the Registration Statement describes Cornerstone VUL I, II, III and IV. Their forms were reviewed under my direction, and I am familiar with the Registration Statement and the Exhibits thereto.

In my opinion, the tables of minimum initial premiums, mortality and expense risk face amount charges and "applicable percentages" used in determining death benefits, included in the appendices to the Prospectuses, are consistent with the provisions of Cornerstone VUL I, II, III and IV.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name relating to actuarial matters under the heading "Experts" in the Prospectus.


Very truly yours,


/s/ Raymond G. Caucci

Raymond G. Caucci, F.S.A., M.A.A.A.
Assistant Vice President and Product Manager Actuary